Exhibit 99.1

For Immediate Release
Mediacom Broadband LLC and Mediacom LLC Report
Results for Second Quarter 2011
Middletown, NY — August 12, 2011 — MEDIACOM BROADBAND LLC AND MEDIACOM LLC, wholly-owned subsidiaries of Mediacom Communications Corporation, today each reported financial results for the three months ended June 30, 2011.
Mediacom Broadband LLC Second Quarter 2011 Highlights*
•	Revenues were $219.8 million, a 3.0% increase from the prior year period

•	Operating income before depreciation and amortization (“OIBDA”) was $83.9 million, a 6.1% increase from the prior year period

•	Free cash flow of $15.8 million, compared to $10.6 million in the prior year period
Mediacom LLC Second Quarter 2011 Highlights*
•	Revenues were $170.8 million, a 4.3% increase from the prior year period

•	Adjusted OIBDA was $69.3 million, a 7.2% increase from the prior year period

•	Free cash flow of $18.6 million, compared to $16.9 million in the prior year period
About Mediacom
Mediacom Communications is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities in the United States, with a significant concentration in the Midwestern and Southeastern regions. Mediacom Communications offers a wide array of broadband products and services, including traditional and advanced video services such as digital television, video-on-demand, digital video recorders, high-definition television, as well as high-speed Internet access and phone service. Mediacom Communications also offers affordable broadband communications solutions that can be tailored to any size business through Mediacom Business. For more information about Mediacom Communications, please visit www.mediacomcc.com.
Cautionary Statement Regarding Forward-Looking Statements
In this press release, we state our beliefs of future events and of our future financial performance. These forward-looking statements are not guarantees of future performance or results, and are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those we anticipate as a result of various factors, many of which are beyond our control. Factors that may cause such differences to occur include, but are not limited to: increased levels of competition; greater than anticipated programming and other service costs; our ability to generate sufficient cash flow to meet our debt service obligations; and other risks and uncertainties discussed in the Annual Reports on Form 10-K for the year ended December 31, 2010 for each Mediacom Broadband LLC and Mediacom LLC. We disclaim any obligation to update any forward-looking statements contained herein.
Contacts:

Investor Relations	Media Relations
Calvin G. Craib	Thomas J. Larsen
Senior Vice President, Corporate Finance	Group Vice President, Legal and Public Affairs
(845) 695-2675	(845) 695-2754

*	Adjusted OIBDA is OIBDA plus investment income from affiliate. See Table 4 for information regarding our use of non-GAAP measures.

TABLE 1*
Mediacom Broadband LLC
Selected Financial and Operating Data
(Dollars in thousands, except per unit data)
(Unaudited)

	Three Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010
Video	$131,297	$130,949	$131,166
High-speed data	59,166	56,282	53,476
Phone	17,175	17,270	16,191
Advertising	12,120	11,155	12,437

Total revenues	$219,758	$215,656	$213,270
Service costs	(89,125)	(89,985)	(88,461)
SG&A expenses	(43,052)	(42,194)	(41,782)
Management fees	(3,663)	(3,997)	(3,968)

OIBDA (a)	$83,918	$79,480	$79,059
Cash interest expense (a)	(26,887)	(26,633)	(27,624)
Capital expenditures	(36,742)	(36,712)	(36,318)
Dividend to preferred members	(4,500)	(4,500)	(4,500)

Free cash flow (a)	$15,789	$11,635	$10,617

OIBDA margin (b)	38.2%	36.9%	37.1%

	June 30, 2011	March 31, 2011	June 30, 2010
Bank credit facility	$1,534,600	$1,560,500	$1,372,000
8 1/2% senior notes due 2015	500,000	500,000	500,000

Total debt	$2,034,600	$2,060,500	$1,872,000

Unused revolving credit commitments	$244,100	$221,700	$421,100

Total leverage ratio (c)	6.06x	6.48x	5.92x
Interest coverage ratio (d)	3.12x	2.98x	2.86x

Basic subscribers	634,000	654,000	677,000
High-speed data customers	470,000	469,000	447,000
Phone customers	177,000	175,000	168,000

Primary service units (“PSUs”)	1,281,000	1,298,000	1,292,000
Digital customers	415,000	421,000	394,000

Revenue generating units	1,696,000	1,719,000	1,686,000

Average total monthly revenue per basic subscriber (e)	$113.75	$109.17	$104.16
Average total monthly revenue per PSU (f)	$56.81	$55.40	$55.09

*	See Tables 3 and 4.

TABLE 2*
Mediacom LLC
Selected Financial and Operating Data
(Dollars in thousands, except per unit data)
(Unaudited)

	Three Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010
Video	$102,382	$101,345	$100,993
High-speed data	48,493	46,592	43,849
Phone	15,836	15,125	14,613
Advertising	4,044	3,244	4,284

Total revenues	$170,755	$166,306	$163,739
Service costs	(74,455)	(76,560)	(73,243)
SG&A expenses	(28,652)	(27,541)	(27,322)
Management fees	(2,847)	(3,082)	(3,046)

OIBDA (a)	$64,801	$59,123	$60,128
Investment income from affiliate	4,500	4,500	4,500

Adjusted OIBDA (a)	$69,301	$63,623	$64,628
Cash interest expense (a)	(23,453)	(23,991)	(22,798)
Capital expenditures	(27,250)	(19,541)	(24,978)

Free cash flow (a)	$18,598	$20,091	$16,852

Adjusted OIBDA margin (g)	40.6%	38.3%	39.5%

	June 30, 2011	March 31, 2011	June 30, 2010
Bank credit facility	$1,250,400	$1,255,500	$1,175,000
9 1/8% senior notes due 2019	350,000	350,000	350,000

Total debt	$1,600,400	$1,605,500	$1,525,000

Unused revolving credit commitments	$207,400	$205,300	$295,000

Total leverage ratio (c)	5.77x	6.31x	5.90x
Interest coverage ratio (d)	2.95x	2.65x	2.83x

Basic subscribers	505,000	521,000	539,000
High-speed data customers	385,000	386,000	367,000
Phone customers	158,000	158,000	149,000

Primary service units	1,048,000	1,065,000	1,055,000
Digital customers	309,000	319,000	311,000

Revenue generating units	1,357,000	1,384,000	1,366,000

Average total monthly revenue per basic subscriber (e)	$110.95	$105.49	$100.61
Average total monthly revenue per PSU (f)	$53.87	$52.03	$51.88

*	See Tables 3 and 4.

TABLE 3
Reconciliation of Non-GAAP Measures
(Dollars in thousands)
(Unaudited)

	Three Months Ended
Mediacom Broadband LLC:	June 30, 2011	March 31, 2011	June 30, 2010
Free cash flow	$15,789	$11,635	$10,617
Capital expenditures	36,742	36,712	36,318
Dividend to preferred members	4,500	4,500	4,500
Other expense, net	(374)	(808)	(468)
Share-based compensation	—	—	326
Changes in assets and liabilities, net	12,356	7,689	7,832

Net cash flows provided by operating activities	$69,013	$59,728	$59,125

OIBDA	$83,918	$79,480	$79,059
Depreciation and amortization	(35,876)	(35,212)	(31,790)

Operating income	$48,042	$44,268	$47,269

Cash interest expense	$26,887	$26,633	$27,624
Amortization of deferred financing costs	1,341	792	741

Interest expense, net	$28,228	$27,425	$28,365

	Three Months Ended
Mediacom LLC:	June 30, 2011	March 31, 2011	June 30, 2010
Free cash flow	$18,598	$20,091	$16,852
Capital expenditures	27,250	19,541	24,978
Other expense, net	(535)	(556)	(666)
Share-based compensation	—	—	142
Changes in assets and liabilities, net	(13,687)	8,605	(19,127)

Net cash flows provided by operating activities	$31,627	$47,681	$22,179

Adjusted OIBDA	$69,301	$63,623	$64,628
Investment income from affiliate	(4,500)	(4,500)	(4,500)

OIBDA	$64,801	$59,123	$60,128
Depreciation and amortization	(29,341)	(29,231)	(27,309)

Operating income	$35,460	$29,892	$32,819

Cash interest expense	$23,453	$23,991	$22,798
Amortization of deferred financing costs	971	1,020	787

Interest expense, net	$24,424	$25,011	$23,585

TABLE 4
Use of Non-GAAP Financial Measures and Notes
“OIBDA,” “Adjusted OIBDA,” “cash interest expense” and “free cash flow” are not financial measures calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States. We define OIBDA as operating income before depreciation and amortization and Adjusted OIBDA as OIBDA plus investment income from affiliate. We define cash interest expense as interest expense, net, less non-cash amortization of deferred financing costs. For Mediacom Broadband LLC, we define free cash flow as OIBDA less capital expenditures, cash interest expense and dividends to preferred members. For Mediacom LLC, we define free cash flow as Adjusted OIBDA less capital expenditures and cash interest expense. OIBDA, Adjusted OIBDA, cash interest expense and free cash flow have inherent limitations as discussed below.
OIBDA and Adjusted OIBDA are some of the primary measures used by management to evaluate our performance and to forecast future results. We believe OIBDA and Adjusted OIBDA are useful for investors because it enables them to assess our performance in a manner similar to the methods used by management, and provides a measure that can be used to analyze value and compare the companies in the cable industry. A limitation of OIBDA and Adjusted OIBDA, however, is that they exclude depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management utilizes a separate process to budget, measure and evaluate capital expenditures. OIBDA and Adjusted OIBDA may not be comparable to similarly titled measures used by other companies, which may have different depreciation and amortization policies, and are key components in our covenant calculations, as defined under our debt arrangements.
Free cash flow is used by management to evaluate our ability to repay debt, and to facilitate the growth of our business with internally generated funds. A limitation of free cash flow, however, is that it may be affected by the timing of our capital spending. We believe free cash flow is useful for investors for the same reasons and provides measures that can be used to analyze value and compare companies in the cable television industry, although our measure of free cash flow may not be directly comparable to similar measures reported by other companies.
OIBDA, Adjusted OIBDA and free cash flow should not be regarded as alternatives to operating income or net income (loss) as indicators of operating performance, or to the statement of cash flows as measures of liquidity, nor should they be considered in isolation or as substitutes for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA and Adjusted OIBDA, and that net cash flows provided by operating activities is the most directly comparable GAAP financial measure to free cash flow.
Cash interest expense excludes the non-cash amortization of financing costs which were paid upon the financing of the relevant debt. We believe cash interest expense is useful for investors because it enables them to assess our cost of debt for the current period without including the non-cash amortization of financing costs that were previously paid. We believe interest expense, net, is the most directly comparable GAAP financial measure to cash interest expense.
For a reconciliation of OIBDA, Adjusted OIBDA, cash interest expense and free cash flow to their most directly comparable GAAP financial measures, see Table 3.
NOTES:
(a)	See above for information about our use of Non-GAAP financial measures.

(b)	Represents OIBDA as a percentage of total revenues.

(c)	For Mediacom Broadband LLC, represents total debt at quarter end divided by annualized OIBDA for the quarter. For Mediacom LLC, represents total debt at quarter end divided by annualized Adjusted OIBDA for the quarter.

(d)	For Mediacom Broadband LLC, represents OIBDA divided by cash interest expense. For Mediacom LLC, represents Adjusted OIBDA divided by cash interest expense.

(e)	Represents average total monthly revenues for the quarter divided by average basic subscribers for such quarter.

(f)	Represents average total monthly revenues for the quarter divided by average PSUs for such quarter.

(g)	Represents Adjusted OIBDA as a percentage of total revenues.